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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Formela                              Jean-Francois
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   (Last)                           (First)             (Middle)

222 Berkeley Street, Suite 1950
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                                    (Street)

Boston,                             Massachusetts        02116
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   (City)                           (State)              (Zip)

deCode genetics, Inc. ("DCGN")
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   I.R.S Identification Number of Reporting Person, if an entity (Voluntary)


July, 2000
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [xx]  Director                             [__]  10% Owner
     [__]  Officer (give title below)           [__]  Other (specify below)
_______________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

     [xx] Form filed by One Reporting Person
     [_ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                             6.
                                                                                               5.            Owner-
                                                                  4.                           Amount of     ship
                                     2.            3.             Securities Acquired (A) or   Securities    Form:     7.
                                     Transaction   Transaction    Disposed of (D)              Beneficially  Direct    Nature of
                                     Date          Code           (Instr. 3, 4 and 5)          Owned at End  (D) or    Indirect
1.                                   (Month/       (Instr. 8)     --------------------------   of Month      Indirect  Beneficial
Title of Security                    Day/          ------------             (A) or             (Instr. 3     (I)       Ownership
(Instr. 3)                           Year           Code     V    Amount    (D)     Price      and 4)        (Instr.4) (Instr. 4)
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


                                                                                                                       Atlas
                                                                                                                       Venture
Common Stock                         7/21/00        C             1,042,541  A                 1,042,541     I(1)      Fund II, L.P.
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                                                                                                                       Atlas
                                                                                                                       Venture
                                                                                                                       Europe
Common Stock                         7/21/00        C             1,042,541  A                 1,042,541     I(1)      Fund B.V.
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Common Stock                         7/17/00        P                 5,000  A      $18            5,000     D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)
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FORM 4 (CONTINUED)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                                                                                                           Deriv-    of
         Conver-                     5.                                         7.                         ative     Deriv-  11.
         ion                         Number of                                  Title and Amount           Secur-    ative   Nature
         or                          Derivative    6.                           of Underlying     8.       ities     Secur-  of
1.       Exer-           4.          Securities    Date                         Securities        Price    Bene-     ity:    In-
Title    ise      3.       Trans-    Acquired (A)  Exercisable and             (Instr. 3 and 4)   of       ficially  Direct  direct
of Deri  Price    Trans-  action     or Disposed   Expiration Date              ---------------   Deriv-   Owned     (D)or   Bene-
vate     0f       action  Code       of(D)         (Month/Day/Year)             Amount            ative    at End    In-     ficial
Secur    Deriv-   Date    (Instr.    (Instr. 3,    ----------------             or                Secur-   of        direct  Owner-
ity      ative    (Month/  8)        4 and 5)      Date      Expira-            Number            ity      Month     (I)     ship
(inst.   Secur-   Day/    ----       ------------  Exer-     tion               of                (Instr.  (Instr.   (Instr. (Instr.
3)       ity      Year)   Code  V    (A)  (D)      cisable   Date       Title   Shares            5)       4)        4)      4)
---------------- ----------------------------------------------------------------------------------------------------------------



Series A Preferred                                                       Common                                             Atlas
                   7/21/00 C          1,042,541     Immed                Stock    1,042,541          -0-    I(1)            Ven-
                                                                                                                            ture
                                                                                                                            Fund
                                                                                                                            II,LP
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Series A Preferred                                                       Common                                             Atlas
                   7/21/00 C          1,042,541     Immed                Stock    1,042,541          -0-    I(1)            Ven-
                                                                                                                            ture
                                                                                                                            Europe
                                                                                                                            Fund
                                                                                                                            B.V.
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                                                                                                                            Atlas
                                                                                                                            Ven-
Warrant(2)                                                                                                                  ture
                                                                         Common                                             Fund
                                                     10/30/97  8/26/05   Stock      125,000  $1.00   125,000   I(1)         II,LP
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                                                                                                                              Atlas
Warrant(2)                                                                                                                    Ven-
                                                                        Common                                                ture
                                                     10/30/97  8/26/05  Stock       125,000  $1.00   125,000   I(1)           Europe
                                                                                                                              Fund
                                                                                                                              B.V.
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
Explanation of Responses:


/s/Jean-Francois Formela                                         8/8/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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